Exhibit 10.20

KINGDOM OF CAMBODIA

Nation Religion King

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PROPERTY LEASE CONTRACT

This property lease contract (hereinafter referred to as “contract”) is made on Monday, 2nd day of waxing moon, Month of Asat, Year of Rat, Torsak, 2564 B.E., in Phnom Penh Capital on 22 June 2020;

By and Between

SOK HEANG, female, born on 02 February 1972, Cambodian citizen, holder of national ID card No. 010092327 (01) dated 23 July 2015, currently residing at House No. 209A, Street 1958, Tumnob Village, Sangkat Phnom Penh Thmei, Khan Sen Sok, Phnom Penh Capital, the landlord (hereinafter referred to as “the landlord”);

And

FIRST FERTILITY PHNOM PENH LTD is a private limited company, registered in compliance with the law of the Kingdom of Cambodia with the Ministry of Commerce, Registration No. 00003923 dated 10 August 2015, which an address of the head office is at #66, Vattanac Capital Tower, Lifestyle Cube, 2nd floor, rooms 1, 8, 9, 10, 11 & 12, Preah Monivong Boulevard, Sangkat Voat Phnum, Khan Doun Penh, Phnom Penh Capital, the Kingdom of Cambodia, represented by a board of directors named WING FUNG ALFRED SIU, male, holder of Chinese Passport No. KJ0537233 dated 03 September 2016, the tenant (hereinafter referred to as “the tenant”);

The landlord and the tenant hereinafter are collectively referred to as “the parties” and individually referred to as “the party”. The photocopies of the parties’ identity documents are attached to Appendix 1 of the contract.

Whereas: The landlord is a legal proprietor of the land and building as stated in Article 1 below, and she wishes to lease the property to the tenant, and the tenant also wishes to lease the property from the landlord following the terms and conditions as below.

The parties have mutually agreed as follows:

Article 1:	Subject of the Contract and Lease Purpose

1.1.	Subject of the Contract

The landlord agrees to lease its property, which is the land and building, located at Land Parcel No. 2069, Phnom Penh Thmei Village, Sangkat Phnom Penh Thmei, Khan Sen Sok, Phnom Penh Capital, identified by Immovable Property Ownership Certificate No. 12080105-2069 dated 17 May 2012, issued by Phnom Penh Municipal Department of Land Management, Urban Planning, Construction and Cadastre, as attached to Appendix 2 of the contract (hereinafter referred to as “leased premises”). The tenant also agrees to lease the property from the landlord following the terms and conditions of this contract.

1.2.	Lease Purpose

The tenant leases the property from the landlord for legal business operations.

Article 2:	Handover of the Premises and Lease Term

2.1.	Handover of the Premises

2.1.1.	The landlord shall hand over the leased premises to the tenant to use and enjoy the benefits from 22 June 2020 (hereinafter referred to as “handover date of the premises”).

2.1.2.	The inventory list of the leased premises is attached to Appendix 3 of the contract (hereinafter referred to as “inventory list”).

Both parties agree and acknowledge that the inventory list of the leased premises is evidence of the conditions of the leased premises and property installed in the premises, which will be given on the handover date of the premises.

2.2.	Lease Term

This contract has a term of 05 (five) years, commencing 01 July 2020 (hereinafter referred to as “commencement date”) and concluding 30 June 2025 (hereinafter referred to as “conclusion date”), except [the contract] is renewed or prematurely terminated as stated in this contract.

2.3.	Renewal

If the tenant wishes to renew the lease, he shall give a written notice to the landlord at least 03 (three) months prior to the expiration date of 05 (five)-year lease. If the tenant gives proper notice as mentioned above, this contract shall be renewed for another 05 (five) years at the monthly rent as stated in Clause 4.1.3 below.

Article 3:	Deposit and One-Month Rent Prepayment

3.1.	On the date of signing the contract, the tenant shall pay an advance deposit of USD 24,000 (twenty-four thousand US dollars only) (hereinafter referred to as “deposit”), and [the tenant] shall prepay a one month-rent (rental fee for the 4th month) of USD 8,000 (eight thousand US dollars only) to the landlord.

3.2.	The deposit shall be retained until the conclusion date. The landlord shall return the deposit to the tenant at the conclusion date. However, if the tenant fails to pay the rent or costs of water, electricity and other services, or causes damage to the construction or water-electricity systems, the landlord is entitled to deduct the deposit to settle those fees. In case of the costs of damage or debt on service fees exceeds the deposit amount, the tenant shall make an additional payment to the landlord.

Article 4:	Rental Fee, Grace Period, Rent Payment and Relevant Taxes

4.1.	Rental Fee

The monthly rent is agreed upon as follows:

4.1.1.	From the beginning of the 1st year to the end of the 3rd year of the lease term, which is from 01 July 2020 to 30 June 2023, the monthly rent will be USD 8,000 (eight thousand US dollars only).

However, the landlord agrees to give a grace period of 03 (three) months as stated in Clause 4.2.1 below.

4.1.2.	From the beginning of the 4th year to the end of the 5th year of the lease term, which is from 01 July 2023 to 30 June 2025, the monthly rent will be USD 8,500 (eight thousand and five hundred US dollars only).

4.1.3.	In the case of lease renewal from the beginning of the 6th year to the end of the 10th year, which is from 01 July 2025 to 30 June 2030, the monthly rent will be USD 9,000 (nine thousand US dollars only).

4.2.	Rent Payment and Grace Period

4.2.1.	Grace Period Due to the coronavirus disease outbreak (COVID-19), the landlord agrees to give a grace period of 03 (three) months to the tenant, from 01 July 2020 to 30 September 2020. During this duration, the tenant is not required to pay the rent.

4.2.2.	Rent Payment Condition and Method

The tenant shall regularly pay the rent to the landlord on the 01st day of each month, no later than the 07th day (hereinafter referred to as “rent payment date”).

The rent shall be paid in cash. In case the landlord requires the tenant to pay the rent by cheque or through a bank transfer to the landlord’s bank account at any bank, the tenant shall do so.

4.2.3.	In case the tenant fails to pay the rent as scheduled date, the tenant shall pay a penalty of 1.5% (one point five percent) of the monthly rent per month that has been not yet paid until the rent payment is completely settled.

If the tenant fails to pay the rent for 03 (three) months from the payment date, the landlord is entitled to terminate the contract unilaterally by giving a written notice to the tenant, and the termination is effective immediately from the notice date.

In case the contract is terminated as stated above, the deposit shall be beneficial to the landlord automatically without returning it to the tenant. The tenant is not exempted from the payment obligation of what he owed, the penalty as stated above in this contract, and other debts as stated in Cause 3.2 above to the landlord.

4.3.	Tax on Rental Fee and Property

4.3.1.	The monthly rent includes a 10% rental fee tax, which this tax payment shall be borne by the landlord.

However, if there is withholding tax and/or value-added tax on the monthly rent, these tax payments shall be borne by the tenant. The landlord is responsible for paying the 10% rental fee tax.

4.3.2.	The annual property shall be borne by the landlord.

Article 5:	Responsibilities of the Tenant Related to its Business Operation

5.1.	The tenant shall ask for a permit from the competent authority related to its business operation, and [the tenant] shall comply with the laws and regulations of the competent authority and the safety measures related to its business operation. The landlord is not responsible for the illegal activity of the tenant. For any illegal activity conducted by the tenant in this leased premises, he shall be responsible before the law in force.

The breach of obligation above shall be the responsibility of the tenant, regardless of the landlord. The tenant shall pay compensation for the damage to the landlord if there is a breach of obligation occurs that caused damage to the landlord.

5.2.	The tenant agrees to take full responsibility for the complaint or protest related to the disturbance, impact, or damage to the neighbor or the third party caused by its business operation.

5.3.	If there is any illegal activity conducted by the tenant causing him to be unable to operate the business due to the prohibition or shutdown of business by the competent authority, this contract shall be automatically terminated, and the deposit shall be beneficial to the landlord without returning it to the tenant. The tenant shall additionally pay the debts and compensation as stated in Clause 3.2 above to the landlord without deducting the deposit.

Article 6:	Use of Leased Premises

6.1.	The tenant is entitled to use and enjoy the benefits on the premises without any bother or disturbance from the landlord or the third party; however, the tenant shall perform its obligations as stated in this contract.

6.2.	The tenant shall maintain the leased premises in compliance with the terms and conditions of this lease contract, laws and regulations in force of the Kingdom of Cambodia, especially the safety, health and hygiene measures, as well as the measures of not causing a disturbance, environment impact, and illegal or immoral activity in the leased premises.

6.3.	The tenant is not entitled to put up the leased premises partly or wholly for hypothec, pledge, or as collateral or other burdens.

6.4.	The tenant is not entitled to construct an addition, demolish, change, renovate, or cause damage to any part of the leased premises without a written approval from the landlord.

6.5.	The landlord is entitled to access and inspect the premises by notifying the tenant two days in advance. However, [the landlord] shall not cause a disturbance to the business operation of the tenant.

Article 7:	Connection and Public Service Fees

The tenant agrees to pay for the connection expenses and consumed costs, such as electricity, water, clean water, telephone, cable TV, internet and waste collection. [The tenant] shall be personally responsible for filling out the application to the competent authority or public service supplier in order to connect the system and service. The landlord shall cooperate in filling out the application in case its participation is required.

The monthly consumption costs of the above-mentioned services shall be borne by the tenant.

In case of a shutoff of electricity, water, clean water, telephone, cable TV, internet, waste collection and other services due to unpaid or late payment to the state or the supplier, or due to the tenant’s fault, he shall be responsible for reconnecting the system and service, and the expenses shall be borne by the tenant.

Article 8:	Affirmation of the Landlord

The landlord guarantees that she is the legal proprietor of the above-mentioned property, and this leased premises is not subject to any claim, protest and complaint made by the third party, state authority and any restriction that may affect the benefits of the leased premises partly or wholly of the tenant.

Article 9:	Sublease

The tenant is not entitled to sublease the premises partly or wholly to the third party without the prior written consent of the landlord.

Article 10:	Premature Termination of Contract

10.1.	Both parties are entitled to terminate the contract prematurely by a mutual written agreement.

10.2.	The contract can be terminated unless there is a written agreement as stated in Clause 10.1 above, or a breach of contract of any party causing another party terminates the contract prematurely:

-	If the tenant terminates the contract prematurely, the deposit shall be beneficial to the landlord automatically without returning it to the tenant.

-	If the landlord terminates the contract prematurely, the landlord shall return the deposit to the tenant. However, the tenant shall pay for the compensation to damage of the leased premises or pay the rental fee that he owed if any.

Article 11:	Return of the Leased Premises

At the conclusion date of the contract, the tenant shall return the leased premises to the landlord, as well as the equipment and materials in the condition detailed in the report of the condition of the leased premises and inventory list. The tenant shall be responsible for paying the expenses related to the return of the leased premises if any.

Article 12:	Exemption

The exemption for the fault or breach of contract of the party is not considered as an exemption for the previous and future fault or breach of the same regulation or other regulations of this contract.

Article 13:	Section Title

The section title as the number given in this contract shall be considered as information only, and it shall not be used to forcibly interpret the content of the contract. The interpretation shall be based on the content of the regulation of this contract.

Article 14:	Language

This contract is made in Khmer language, and it can be translated into a foreign language. However, Khmer language shall be used as a primary basis.

Article 15:	Governing Law and Competent Court

15.1.	This contract is governed and interpreted by the law of the Kingdom of Cambodia.

15.2.	The court of Cambodia is a competent jurisdiction.

This contract is made in 03 (three) original copies, and it is retained by:

•	The landlord with 01 (one) original copy;

•	The tenant with 01 (one) original copy;

•	SETHAVITOU Notary Public of the Kingdom of Cambodia with 01 (one) original copy.

IN WITNESS WHEREOF, both parties acknowledge and agree to all terms and conditions of this contract, and they hereunto affix their signatures or thumbprints on the contract date as stated above.

 Notary letter No. 41193 S.N.P./2020 SETHAVITOU Notary Public of the Kingdom of Cambodia

 Building No. 51 Bis, Street 334, Sangkat Boeng Keng Kang 1, Khan Boeng Keng Kang, Phnom Penh Capital, Tel: 023 213 368, E-mail: kirin@shnotary.asia

Hereby certifies that SOK HEANG and ~~WING FUNG ALFRED SIU~~ have truly affixed their signatures or thumbprints in the presence of the notary public on Monday, 2nd day of waxing moon, Month of Asat, Year of Rat, Torsak, 2564 B.E., in Phnom Penh Capital on 22 June 2020.

The landlord Signature or Thumbprint [thumbprint] SOK HEANG The tenant Signature or Thumbprint [thumbprint] WING FUNG ALFRED SIU

Signature and Stamp
[signature and stamp]
NEAK SEAKIRIN, Notary Public